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                                                                  EXHIBIT (a)(5)
                                  INSTRUCTIONS
                            FOR CONDITIONAL EXERCISE
                          FOR TENDER OF OPTION SHARES
                                       OF
                          ARAMEX INTERNATIONAL LIMITED

            Pursuant to the Offer to Purchase Dated January 10, 2002
                                       to
                    RASMALA DISTRIBUTION (BERMUDA) LIMITED,
                          a wholly-owned subsidiary of
                     RASMALA DISTRIBUTION (CAYMAN) LIMITED,
                a company certain of the voting shares of which
               FADI GHANDOUR has conditionally agreed to acquire
            and which is currently wholly-owned for and on behalf of
                           RASMALA BUYOUT FUND LP, by
RASMALA GENERAL PARTNERS II LIMITED, the general partner of Rasmala Buyout Fund
                                       LP
                        and a wholly-owned subsidiary of
  RASMALA PARTNERS LTD., a company whose management committee is comprised of
                      ALI SAMIR AL SHIHABI, IMTIAZ HYDARI,
                  SALMAN MANDI, SHIRISH SARAF and ARIF NAQVI,
              who is also Chairman and Chief Executive Officer of
                  GROUPE CUPOLA LUXEMBOURGEOISE HOLDINGS S.A.,
 which through a wholly-owned subsidiary is a limited partner of Rasmala Buyout
                                    Fund LP

          NOTE: BEFORE COMPLETING THE NOTICE OF CONDITIONAL EXERCISE,
    YOU SHOULD READ THE ACCOMPANYING MEMORANDUM TO ELIGIBLE OPTION HOLDERS,
       AS WELL AS THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL

THE NOTICE OF CONDITIONAL EXERCISE FORM MUST BE RECEIVED BY ARAMEX BEFORE 12:00
                                   MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 7, 2002, UNLESS THE OFFER IS EXTENDED.
   YOU MUST SIGN AND COMPLETE THE ACCOMPANYING NOTICE OF CONDITIONAL EXERCISE
                        FOR YOUR DIRECTION TO BE VALID.
Send the Notice of Conditional Exercise to Bashar Obeid, Group Financial Officer
                                   of Aramex:

           By Mail:               By Facsimile Transmission:              By Hand or
                                                                     By Overnight Courier:
       c/o Bashar Obeid                +1-962-6-553-7451
     Aramex International                                              c/o Bashar Obeid
       16515 145th Drive             Confirm By Telephone:           Aramex International
    Jamaica, NY 11434-5135        +1-962-6-551-5111 ext. 409           16515 145th Drive
       c/o Rita Tillman                     (work)                  Jamaica, NY 11434-5135
                                   +1-962-7978-7899 (mobile)           c/o Rita Tillman

DELIVERY OF THE NOTICE OF CONDITIONAL EXERCISE TO A PERSON OTHER THAN ARAMEX IN THE MANNER SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DIRECTION.
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Ladies and Gentlemen:

     By signing the Notice of Conditional Exercise, you acknowledge receipt of the materials relating to the Offer to Purchase dated January 10, 2002 (the "OFFER TO PURCHASE") and the related Letter of Transmittal (which, as amended from time to time, together constitute the "OFFER"), as well as receipt of the Notice of Conditional Exercise and the Instructions for Conditional Exercise, in connection with the Offer by Rasmala Distribution (Bermuda) Limited, a company organized under the laws of Bermuda ("PURCHASER") and a wholly-owned subsidiary of Rasmala Distribution (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, to purchase all outstanding common shares of Aramex International Limited (the "SHARES"), a company organized under the laws of Bermuda, at a price of $12.00 per share, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase. The number of shares that Purchaser is offering to purchase includes common shares issuable upon the conditional exercise of exercisable options to purchase common shares having exercise prices of less than $12.00 per share (the "OFFER PRICE") held by option holders pursuant to the Aramex Stock Option Plan (the "OPTION SHARES"). The Offer is not being made for Option Shares if the exercise price is $12.00 per share or greater.

     NOTE: By signing the Notice of Conditional Exercise, you also agree to the following terms and conditions which shall not be construed to limit in any way the terms and conditions set forth in the Offer to Purchase.

     1. You should complete the Notice of Conditional Exercise to conditionally exercise eligible options and to tender the Option Shares that you are entitled to receive upon such conditional exercise, pursuant to the terms and conditions set forth in the Offer to Purchase furnished to you. By signing the Notice of Conditional Exercise, you agree that if the Option Shares you validly tender are accepted for payment in the Offer, you will receive a cash payment equal to (a) the number of Option Shares that are accepted for purchase, multiplied by (b) the difference between the Offer Price and the applicable option exercise price(s), less (c) any taxes required to be withheld, and you further agree to be bound by the terms and conditions set forth herein and in the Offer to Purchase, the Letter of Transmittal and the Notice of Conditional Exercise.

     2. By signing the Notice of Conditional Exercise, you acknowledge that Aramex is permitting you to conditionally exercise your options and acquire the Option Shares on a "nil paid" basis (which means that you do not have to pay the exercise price on exercise; this will remain outstanding as a liability, payable by the Purchaser if it becomes the registered holder of your Option Shares) for the purpose of allowing you to tender Option Shares in the Offer. In addition, you acknowledge that if you tender less than all of your Option Shares, your remaining options will not be considered to have been exercised and will remain outstanding options. Finally, you acknowledge that if Option Shares are accepted for payment and paid for by Purchaser pursuant to the Offer, the options in respect of such Option Shares will have been irrevocably exercised, and you irrevocably authorize and appoint designees of Purchaser as attorneys for and on behalf of the holder, each with full power of substitution, to execute any share transfer forms in respect of such Option Shares at any time following such acceptance and payment and to execute and deliver all additional documents deemed by Purchaser or the depositary to be necessary or desirable to complete the sale, assignment and transfer of the Option Shares tendered under the Notice of Conditional Exercise.

     3. Option Shares tendered pursuant to the Offer to Purchase may be withdrawn at any time prior to the "EXPIRATION DATE," which shall mean 12:00 midnight, New York City time, on Thursday, February 7, 2002 unless the Offer is extended, in which event the term shall mean the latest time and date at which the Offer (not including any subsequent offering period, as so extended), will expire. After the Expiration Date, tenders of Option Shares made in the Offer are irrevocable. In order to withdraw Option Shares, an option holder must submit a written, telegraphic or facsimile transmission notice of withdrawal so that it is received by Aramex at the address indicated above before the Expiration Date. Any such notice of withdrawal must specify the name and social security number (or other tax identification number) of the option holder who tendered the Option Shares to be withdrawn and the number of Option Shares to be withdrawn. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Aramex, at its sole discretion, which determination shall be final and binding. Neither Aramex nor any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Option Shares properly withdrawn will thereafter be deemed not tendered for purposes of the

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Offer. However, withdrawn Option Shares may be retendered by the Expiration Date by again following the procedures for properly tendering Option Shares.

     4. You will, upon request, execute and deliver any additional documents deemed by Aramex or by the depositary to be necessary or desirable to complete the sale, assignment and transfer of the Option Shares tendered hereby and have read, understand and agree with all of the terms of the Offer to Purchase.

     5. You understand that tenders of Option Shares pursuant to the procedures described in the Offer to Purchase and in the Instructions for Conditional Exercise and in the Notice of Conditional Exercise will constitute an agreement between you and Aramex upon the terms and subject to the conditions of the Aramex stock option plan, the related option agreement(s) and the Offer to Purchase.

     6. All authority herein conferred or agreed to be conferred shall survive your death or incapacity and your obligation hereunder shall be binding upon your heirs, personal representatives, successors and assigns. Except as stated herein or in the Offer to Purchase, this tender is irrevocable.

     7. Purchaser will pay stock transfer taxes with respect to the sale and transfer of any option shares to it or its order pursuant to the Offer to Purchase.

     8. Under U.S. federal income tax laws, Aramex may be required to withhold income and employment taxes from the amount of any payments made to option holders pursuant to the Offer. See Section 12 of the Offer to Purchase.

     In order to avoid backup withholding of U.S. federal income tax on payments received upon the surrender of the common shares pursuant to the Offer, an option holder must either (1) provide Aramex with his or her correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 provided with the Notice of Conditional Exercise and certify, under penalties of perjury, that such number is correct and that he or she is not subject to backup withholding or (2) establish another basis for exemption from withholding. If the correct TIN is not provided, a $50 penalty may be imposed by the United States Internal Revenue Service ("IRS") and payments made in exchange for the surrendered common shares may be subject to backup withholding. If backup withholding applies or if an option holder fails to provide the required information, Aramex is required to withhold, at a rate of 30 percent, a portion of any payment made pursuant to the Offer. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of such tax withheld. If backup withholding results in an overpayment of taxes, a refund may be applied for from the IRS.

     The box in Part 1 of Substitute Form W-9 should be checked if the option holder has not been issued a TIN and has either applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 1 of Substitute Form W-9 is checked, the option holder should also sign the attached Certification of Awaiting Taxpayer Identification Number. If Aramex is not provided with a TIN within 60 days thereafter, Aramex will withhold, at a rate of 30 percent, a portion of all payments made to the holder until a TIN is provided to Aramex.

     For additional guidance, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Exempt persons (including, among others, corporations and some non-U.S. individuals) are generally not subject to backup withholding. To prevent backup withholding, a non-U.S. option holder who is the beneficial owner of options or holds options directly must certify, under penalties of perjury, that he or she is not a U.S. person and provide certain other information on a properly executed Form W-8BEN, a copy of which is included with the Notice of Conditional Exercise. If a beneficial owner holds options through a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and that holds options in such capacity, then such financial institution must certify, under penalties of perjury, that such statement has been received from the beneficial owner by it and furnish the payer with a copy thereof. If a non-U.S. beneficial owner holds options through certain other foreign intermediaries or partnerships, then the beneficial owner may be required to provide a Form W-8BEN to such foreign intermediary or partnership, and the foreign intermediary or partnership may be required to provide Aramex with a Form W-8IMY.

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     For additional guidance, see the enclosed Guidelines for Certification of
Foreign Status of Beneficial Owner for United States Tax Withholding on Form W-8BEN.

     Holders of Option Shares should consult their tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining such exemption.

     9. Aramex reserves the absolute right to reject any or all conditional exercises of options it determines not to be in proper form or which may be unlawful. Aramex's interpretation of these Instructions for Conditional Exercise will be final and binding on all parties. No conditional exercises of options or tenders of Option Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Neither Aramex nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     10. Questions with respect to these Instructions for Conditional Exercise or any requests for additional copies of the enclosed materials should be directed to Bashar Obeid, Group Financial Officer of Aramex, at the address and telephone numbers as set forth on the first page of these Instructions.

     The Notice of Conditional Exercise must be received by Aramex before the Expiration Date. You must sign and complete the Notice of Conditional Exercise form for your direction to be valid.

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